                                                                     EXHIBIT 4.1



                                 FIFTH AMENDMENT
                                       TO
                    THE FIRST UNION MASTER CREDIT CARD TRUST
                         POOLING AND SERVICING AGREEMENT



            THIS FIFTH AMENDMENT TO THE FIRST UNION MASTER CREDIT CARD TRUST POOLING AND SERVICING AGREEMENT, dated as of August 16, 1999 (the "Fifth Amendment") is by and between FIRST UNION DIRECT BANK, NATIONAL ASSOCIATION, as Transferor and Servicer, and THE BANK OF NEW YORK, as Trustee.

            WHEREAS the Transferor and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of September 29, 1995, as amended by the First Amendment to the Pooling and Servicing Agreement, dated as of February 22, 1996 and as further amended by the Second Amendment to the Pooling and Servicing Agreement, dated as of March 31, 1996 and as further amended by the Third Amendment to the Pooling and Servicing Agreement, dated as of June 13, 1996 and as further amended by the Fourth Amendment to the Pooling and Servicing Agreement, dated as of September 1, 1997, and as supplemented by the Supplemental Agreement to the Pooling and Servicing Agreement, dated as of June 2, 1997 (as otherwise amended and supplemented from time to time, the "Pooling and Servicing Agreement");

            WHEREAS, the Transferor, the Servicer and the Trustee wish to amend the Pooling and Servicing Agreement (in the manner set forth below) to provide that, beginning on or after August 16, 1999 (the "Effective Date"), Section 2.01 shall provide that the Transferor may, by written notice to the Trustee, change the designation of the conveyed Accounts in the Pool Index File; and

            WHEREAS, pursuant to Section 13.01(a) of the Pooling and Servicing Agreement, such amendment may be effected without the consent of any of the Certificateholders.

            NOW, THEREFORE, pursuant to Section 13.01(a) of the Pooling and Servicing Agreement, the Transferor, the Servicer and the Trustee hereby agree as follows:

            SECTION 1. Amendment of Section 2.01. Section 2.01 of the Pooling and Servicing Agreement is hereby amended by replacing the third sentence of the third paragraph thereof with the following:

            The Transferor further agrees not to alter the file designation referenced in clause (i) of this paragraph in a way that would cause such Account not to be identified by the designation "S" during the term of this Agreement unless and until such Account becomes a

            Removed Account, a Defaulted Account or a Zero Balance Account or unless and until (y) the Transferor shall give written notice of any such alteration to the Trustee, such written notice to be, as of the date of its receipt by the Trustee, incorporated into and made part of this Agreement, and (z) the Trustee and/or the Transferor shall execute and file any UCC financing statements or amendments thereof necessitated by such alteration.

            SECTION 2. Effectiveness. As contemplated by Section 13.01(a) of the Pooling and Servicing Agreement, the amendment provided for by this Fifth Amendment shall become effective upon the receipt by Trustee of the following, each of which shall be reasonably satisfactory to the Trustee:

            (a) Written notification from each Rating Agency that such action will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency;

            (b) An Officer's Certificate from the Transferor to the effect that the terms of this Fifth Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder; and

            (c) Counterparts of this Fifth Amendment, duly executed by the parties hereto.

            SECTION 3. Pooling and Servicing Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean the Pooling and Servicing Agreement as amended by this Fifth Amendment. This Fifth Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this Fifth Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.

            SECTION 4. Counterparts. This Fifth Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

            SECTION 5. Governing Law. THIS FIFTH AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            SECTION 6. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

            IN WITNESS WHEREOF, the Transferor, the Servicer and the Trustee have caused this Fifth Amendment to be duly executed by their respective officers as of the day and year first above written.


                                    FIRST UNION DIRECT BANK,
                                      NATIONAL ASSOCIATION,
                                      TRANSFEROR AND SERVICER


                                    By: /s/ James H. Gilbraith II
                                       --------------------------
                                       Name: James H. Gilbraith
                                       Title: Managing Director


                                    THE BANK OF NEW YORK,
                                      TRUSTEE



                                    By: /s/ Joyce P. Maccou
                                       ----------------------
                                       Name: Joyce P. Maccou
                                       Title: Assistant Treasurer


                                       3